Exhibit 23.5

WestLand Engineering & Environmental Services, Inc.

1650 Meadow Wood Lane

Reno, NV 89502

CONSENT OF THIRD-PARTY QUALIFIED PERSON

WestLand Engineering & Environmental Services, Inc.(“WestLand”), in connection with the filing of the Registration Statement on Form S-1 of Hycroft Mining Holding Corporation and any amendments or supplements and/or exhibits thereto (collectively, the “Registration Statement”), consents to:

•

the filing and use of the technical report summary titled “Technical Report Summary of Initial Assessment on the Hycroft Mine, Nevada, United States of America” (the “TRS”), with an effective date of February 17, 2022, as an exhibit to and referenced in the Registration Statement;

•the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Registration Statement and the TRS; and

•

the information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by refer ence in the Registration Statement.

WestLand is responsible for authoring, and this consent pertains to, subsection 3.6 of the TRS.

April 13, 2022

Signature of Authorized Person for
WestLand Engineering & Environmental Services, Inc.

Richard F. DeLong
Print name of Authorized Person for
WestLand Engineering & Environmental Services, Inc.